Exhibit 5.14

BARRISTERS & SOLICITORS ISOLAS LLP Portland House Glacis Road, GX11 1AA, Gibraltar Tel +350 2000 1892 www.gibraltarlawyers.com

Our Ref: CCH/MA/MM/E150.1

Valaris Limited

Clarendon House, 2 Church Street

Hamilton, HM 11

Bermuda

(the “Addressee”)

 14 June 2022

Dear Sirs,

1.	INSTRUCTIONS

Pursuant to a letter of engagement dated 16 June 2020, we have acted as Gibraltar legal advisers to Ensco International Incorporated, of 5847 San Felipe, Suite 3300, Houston, 77057, Texas, United States (“ENSCO”), in connection with certain entities within ENSCO’s corporate group and their involvement with a US Chapter 11 restructuring.

We have been asked to give a legal opinion, insofar as it relates to matters of Gibraltar law, in connection with the filing of a Form S-3 to be made by Valaris Limited, an exempted company incorporated under the laws of Bermuda with registration number 56245 (the “Company”), and to be executed by the Guarantors (as defined below), in connection with the Company’s registration for resale under the Securities Act of 1933 of the United States of America, as amended (the “Securities Act”), of the Senior Secured Notes due 2028 (the “Notes”), pursuant to the Indenture (the “Indenture”) dated as of 30 April 2021 between, among others, the Company, the Guarantors and Wilmington Savings Fund Society, FSB, as trustee and first lien collateral agent, issued by the Company and the guarantees of the Notes by the Guarantors (the “Guarantees”).

We have been informed by Gibson, Dunn & Crutcher LLP of 11 Main Street Suite 3000, Houston, TX 77002-6117 United States, acting as United States counsel to the Company and the Guarantors that certain of the Notes and the Guarantees have been registered with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act on 7 March 2022 pursuant to a Registration Statement on Form S-3 (the “Registration Statement ”), filed by the Company and the Guarantors with the SEC, and that a post-effective amendment to the Registration Statement (the “Revised Registration Statement”) will be filed on or about 13 June 2022 for the purpose of (i) adding Ensco (Thailand) Limited, a wholly-owned subsidiary of the Company, as a co-registrant to the Registration Statement; (ii) registering additional securities (including Notes and Guarantees) pursuant to Rule 413(b) of the Securities Act; and (iii) filing additional exhibits to the Registration Statement.

We understand that Gibson, Dunn & Crutcher LLP, of 811 Main Street Suite 3000, Houston, Texas 77002-6117, United States, acting as United States counsel to the Company and the Guarantors, will deliver its opinion relating to the Notes to be delivered under the Revised Registration Statement.

ISOLAS LLP is a limited liability partnership registered in Gibraltar under number 00001 with its registered office at Suite 23, Portland House, Glacis Road, Gibraltar

The word “partner” is used to refer to a member of ISOLAS LLP, or an employee or consultant with equivalent standing and qualifications

2.	REQUEST FOR OPINION

This opinion is being delivered to the Addressee in connection with the Indenture (the “Opinion Document”).

3.	DEFINITIONS & INTERPRETATION

3.1.	Headings and sub-headings are used in this opinion for ease of reference only, and do not affect its interpretation.

3.2.	References in this opinion to any law, statute or regulations are to such law, statute or regulations as amended or supplemented at the date hereof.

3.3.	Save where the context otherwise requires, a reference in this opinion to a paragraph number shall be a reference to such numbered paragraph in this opinion.

3.4.	Reference in this opinion to a “Guarantor” shall relate to each one of Great White Shark Limited, Green Turtle Limited, Marine Blue Limited, Ralph Coffman Limited, Rowan Drilling (Gibraltar) Limited, Rowan Drilling Services Limited, Rowan N-Class (Gibraltar) Limited, Rowan Norway Limited, Rowan Offshore (Gibraltar) Limited, and Rowan US Holdings (Gibraltar) Limited.

3.5.	Any word not expressly defined in this opinion will bear the same definition given to it in the Opinion Document.

4.	EXAMINATION & ENQUIRIES

4.1.	For the purpose of issuing this opinion, we have solely examined and relied on copies of the following documents:-

(a)	The Indenture (defined above);

(c)	Certificate of Incorporation, Memorandum & Articles of Association for each of the Guarantors provided to us by Gibraltar International Trust Corporation, of Suite 1, Burns House, 19 Town Range, Gibraltar, GX11 1AA on 29 April 2021, for and on behalf of Trilex Limited, a director of each of the Guarantors.

4.2.	In addition, we have:-

(a)	Examined the public records of each Guarantor on file and available for inspection at the Companies Registry in Gibraltar on 30 April 2021 and 10 June 2022; and

(b)	made Searches at the Supreme Court Registry of Gibraltar to ascertain whether there is any petition on file for the winding up or liquidation of any of the Guarantors on 30 April 2021 and 10 June 2022 in respect of each Guarantor.

4.3.	We have also examined:-

(a)	copies of Resolutions of the directors of each Guarantor dated 30 April 2021 in relation to the Opinion Document (the “Directors’ Resolutions”);

(b)	copies of Resolutions of the members of each Guarantor dated 30 April 2021 in relation to various matters connected with the Opinion Document (the “Members’ Resolutions”);

(c)	Certificates of Good Standing in respect of each Guarantor dated 30 April 2021 and 10 June 2022.

4.4.	We have made no searches or enquiries concerning, and have examined no documents entered into by or affecting, any of the Guarantors or any other person, or any corporate records of the aforesaid, save for those searches, enquiries, documents or corporate records expressly specified in this opinion as having been made or examined.

5.	ASSUMPTIONS

In our examination of the Opinion Document and in the examinations referred to in paragraph 4 above, and in delivering this opinion, we have assumed with your consent that:

Veracity and Bona Fides

5.1.	The genuineness and authenticity of all signatures on all documents, the authenticity and completeness of all original documents and the conformity to original documents of all documents produced to us as photocopies or facsimile copies;

5.2.	that where we have examined a document in draft or specimen form it has been executed in the form of the most recent draft or specimen submitted to us;

5.3.	the lack of bad faith and absence of fraud, coercion, duress or undue influence on the part of any of the parties to the Opinion Document or their respective officers, directors, employees, agents and advisers (with the exception of ISOLAS LLP);

5.4.	the truth, accuracy and completeness at all relevant times of each of the statements contained in all documents;

5.5.	that the representations and warranties given by each of the parties in the Opinion Document (if any) are and will be when made or repeated or when deemed made or repeated, as the case may be, true and accurate in all respects and that such representations and warranties will remain at all relevant times true and accurate;

Corporate Power, Authorisation and Execution of Opinion Document

5.6.	that the directors of each party to the Opinion Document, in authorising the execution of the Opinion Document and authorising the entry into of the transactions contemplated by the Opinion Document have exercised their powers in accordance with their duties under all applicable laws and regulations;

5.7.	that the matters described in the Directors’ Resolutions were duly considered and noted as so described, that any opinion or belief of the directors referred to therein was reasonable, and that each of such Resolutions was duly adopted are in full force and effect at the date hereof and has not been revoked, superseded or amended;

5.8.	that each of the parties to the Opinion Document (other than the Guarantors) is duly incorporated and organised, validly existing and, where relevant, in good standing under the laws of its jurisdiction of incorporation and of the jurisdiction of its principal place of business or equivalent;

5.9.	that the execution, delivery and performance of the Opinion Document is within the capacity and powers of each of the parties thereto (other than the Guarantors);

5.10.	that execution and delivery of the Opinion Document is duly and validly authorised by each of the parties thereto in accordance with all applicable laws and regulations (other than, in the case of the Guarantors, the laws and regulations of Gibraltar) and such authorisations have not been revoked or varied and that the Opinion Document has been duly and validly executed and delivered by each of the parties thereto in accordance with all applicable laws and regulations and relevant authorisations;

Solvency

5.11.	that, in respect of the Guarantors:-

(a)	no creditor to whom any Guarantor was indebted in a sum exceeding £750 has served a written demand on such Guarantor requiring such Guarantor to pay such sum which such Guarantor for three weeks thereafter neglected to pay or to secure or compound for it to the reasonable satisfaction of the creditor;

(b)	no execution or other process issued on a judgment, decree or order of any court in favour of a creditor of any Guarantor remains unsatisfied in whole or in part;

(c)	that no Guarantor is and has not become, as a consequence of entering into or doing any act or thing which the Opinion Document contemplates, permits or requires such Guarantor to do, unable to pay their debts as they fall due;

(d)	the value of the assets of each Guarantor is (and will remain immediately after entry into the Opinion Document) no less than the value of its liabilities, taking into account its contingent and prospective liabilities and there is no reason for believing that this state of affairs will not continue;

(e)	no application or petition for the making of a winding up order has been made or is presented in relation to any Guarantor;

(f)	no receiver has been appointed in relation to any of the assets or undertakings of any Guarantor;

(g)	no step has been taken with respect to the liquidation of any Guarantor;

(h)	no meetings of the shareholders of any Guarantor have been called, nor have any resolutions been passed or been deemed to have been passed by the shareholders of any of the Guarantors, in order to wind up any Guarantor;

(i)	the guaranteeing, indemnifying or securing, as appropriate of obligations under the Opinion Document, has not caused any borrowing, guaranteeing, indemnity, securing or other similar limit binding on the Guarantors to be breached or exceeded; and

(j)	the execution of the Opinion Document by each Guarantor does not and will not violate or infringe any Court order or proceedings to which the Guarantors are or may have been subject to.

5.12.	that in respect of the transactions contemplated by, referred to in, provided for or effected by the Opinion Document;

(a)	each of the parties will enter into the same in good faith, for the purpose of carrying on its business;

(b)	each of the parties will enter into the same on arm’s length commercial terms;

(c)	each of the parties has reasonable grounds for believing that the same would benefit such party;

(d)	the Guarantors will each derive commercial benefit from entering into the Opinion Document as applicable and participating in the transactions envisaged thereby; and

(e)	the Guarantors have each derived sufficient consideration from entering into the Opinion Document.

Approvals & Consents

5.13.	that all consents, exemptions, licenses, approvals or authorisations of any person required in relation to the transactions contemplated by the Opinion Document, the execution and delivery of the Opinion Document and the performance and observance of the terms thereof by the parties thereto (other than such consents, exemptions, licences, approvals or authorisations required under the laws and regulations of Gibraltar) have been obtained;

Cross Default

5.14.	that none of the transactions contemplated by the Opinion Document infringes the terms of, or constituted a default under, any trust deed, debenture, agreement or other instrument or obligation to which the any of the parties thereto was a party or bound (other than the Memorandum and Articles of Association of the Guarantors) or by which any of their property, undertaking, assets or revenues are bound;

Searches of Public Registries

5.15.	that the information disclosed in relation to each Guarantor by our searches referred to in subparagraphs 4.2.(a) and 4.2.(b) was then accurate and remains accurate at the date of this opinion;

5.16.	that such searches did not fail to disclose any information which had been delivered for registration but did not appear from the information available at the time of our searches, and that all information and documents required by the laws and regulations of Gibraltar to be delivered for registration have been so delivered;

5.17.	that the Guarantors remain in good standing as at the date of this opinion.

Changes to the Law

5.18.	to the extent that any opinion is expressed in relation to any agreement or transaction under or in connection with the Opinion Document taking place, or any other matter occurring, after delivery of this opinion:-

(a)	the law as at the date hereof remains unchanged and that the assumptions and qualifications as set out in this opinion continue to apply as at the relevant date; and

(b)	the form of any such agreement or transaction is not different in any respect from those entered into on or before the date hereof and examined by us.

Opinion Document

5.19.	that the terms of Opinion Document and the procedures set out therein are and will continue to be observed by each of the parties thereto and that all other terms and conditions of all consents, exemptions, licences, approvals and authorisations are observed and performed by the Guarantors at all times;

5.20	that the Opinion Document when duly executed and delivered by the parties thereto constitutes the legal, valid and binding obligations of each of the parties thereto enforceable in accordance with its terms in accordance with the laws by which they are expressed to be governed and in accordance with all other relevant laws and regulations (other than the laws and regulations of Gibraltar) and is enforceable in accordance with its terms under all relevant laws and regulations (other than the laws and regulations of Gibraltar);

5.21.	that there are no provisions of the laws or regulations of any jurisdiction (other than the laws and regulations of Gibraltar) which would be contravened by the execution or delivery of Opinion Document or the effecting of the transactions contemplated thereby and that none of the opinion expressed hereunder will be affected by such laws and regulations (including public policy);

5.22.	that the Opinion Document, to the extent that it is required to be filed, recorded or enrolled with any court, authority or agency under any applicable law or regulations (other than the laws and regulations of Gibraltar) will be so filed, recorded and enrolled and that any stamp, registration or other similar tax required to be paid in respect thereof in accordance with any applicable law or regulation (other than the laws and regulations of Gibraltar) has been so paid or shall be so paid within any applicable time limit;

Choice of Law

5.23	that the choice of law expressed as the governing law of the Opinion Document is a bona fide, legal, valid and binding selection which will be upheld, recognised and given effect to by the courts of all applicable jurisdictions other than the courts of Gibraltar;

Miscellaneous

5.24	The Notes were issued and authenticated in accordance with the provisions of the Indenture;

5.25	No invitation has been or will be made by or on behalf of the Company or the Guarantors to the public in Gibraltar to subscribe for any of the Notes;

5.26	No monies paid to or for the account of any party under the Opinion Document or any property received or disposed of by any party to the Opinion Document in each case in connection with the Opinion Document or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act 2015 (as amended) or the Terrorism Act 2018 (as amended), respectively).

Other than our enquiries and examinations referred to in paragraph 4 of this opinion, we have not made any investigation with respect to the matters that are the subject of the assumptions set out in this paragraph 5 of this opinion.

6.	OPINION

On the basis of and subject to the foregoing and subject to the qualifications set out below and subject to any factual matters, documents or events not disclosed to us and having regard to Gibraltar law in force at the date of this opinion, we are of the opinion that:

Corporate Existence, Powers, Authorisation, Execution And Validity

6.1	Each Guarantor is a company duly incorporated and validly existing under the laws of Gibraltar as at the date of this opinion;

6.2	Each Guarantor had the requisite corporate capacity, power and authority to enter into, exercise its rights under and perform its obligations under the Opinion Document at the time of its entry into the same on 30 April 2021 as confirmed in our legal opinion dated 30 April 2021, and annexed hereto at Annex 1;

6.3	the execution and delivery of the Opinion Document was duly authorised by all necessary corporate action on the part of each Guarantor at the time of entry into the Opinion Document on 30 April 2021, as confirmed in our legal opinion dated 30 April 2021, and annexed hereto at Annex 1;

6.5	the execution and delivery of the Opinion Document and the performance of the obligations of each Guarantor thereunder did not contravene any provision of the Memorandum and Articles of Association of any such Guarantor, as confirmed in our legal opinion dated 30 April 2021, and annexed hereto at Annex 1;

7.	QUALIFICATIONS

This opinion is subject to the following qualifications:-

7.1.	the searches of each Guarantor referred to in sub-paragraph 4.2(a) are not conclusively capable of revealing whether or not:-

(a)	a winding up order has been made or resolution passed for the winding up of any such Guarantor; or

(b)	an order has been made or a resolution passed appointing a liquidator in respect of any such Guarantor,

since notice of these matters might not be filed with the Registrar of Companies in Gibraltar immediately (or at all) and, when filed, might not be entered on the public records of the Company immediately;

7.2.	the enquiries at the Supreme Court referred to in sub-paragraph 4.2(b) relate only to the issue whether a company is in liquidation or not. There is no formal procedure for determining whether a company has otherwise become insolvent as defined in the Insolvency Act 2011;

7.3.	the choice of law expressed to govern the Opinion Document would not be recognised or upheld if the choice of law was not bona fide and legal or if there were reasons for avoiding the choice of law on the grounds of public policy. The choice of law would not be upheld, for example, if it was made with the intention of evading the law of the jurisdiction with which the transaction had its most substantial connection and which law in the absence of such choice would have invalidated the transaction or been inconsistent therewith;

General

7.16.	save as expressly set out herein, we offer no opinion in relation to any representation or warranty made or given by any party in the Opinion Document;

7.17.	we offer no opinion as to the title or interest of any Guarantor or any party to or in, or the existence of, any property or assets the subject of the Opinion Document;

7.18.	we offer no opinion as to whether the acceptance, execution or performance of a Guarantor's obligations under the Opinion Document will result in a breach or infringement of any other agreements, deeds, or documents (other than the Memorandum and Articles of Association of each of the Guarantors) entered into or binding on any such Guarantor;

7.19.	in order to maintain a Gibraltar company in good standing under the laws and regulations of Gibraltar, an annual return must be made, together with the payment of an annual fee, to the Registrar of Companies in Gibraltar within 30 days of the anniversary of the company’s incorporation or, if the company’s last return was made up to a different date, on the anniversary of that date, and following our review of the certificates of good standing that each Guarantor has delivered to us as outlined in paragraph 4 above, such requirement has been complied with, provided each Guarantor remains in good standing as of the date hereof;

7.20	The opinions expressed herein are confined to and given on the basis of the laws of Gibraltar as currently in force and applied by the courts of Gibraltar. We have made no investigation of, and express no opinions as to, matters under or involving the laws of any jurisdiction other than the laws of Gibraltar, whether in absolute terms or as compared to Gibraltar law;

7.21	As Gibraltar lawyers, we are not qualified or able to assess the true meaning and purported aims of the Opinion Document and the obligations of the parties thereto as applied under State of New York law or any other foreign law, and we have made no investigation of the meaning or purported aims of the Opinion Document as applied under State of New York law or any other foreign law. Thus, our review of the Opinion Document and any other documents subject to or expressed to be subject to any law other than Gibraltar law, has been limited to a review of the terms of these documents as they appear to us as Gibraltar lawyers with knowledge of Gibraltar law only;

7.22	No opinion is expressed or implied as to matters of fact.

7.23	The term “enforceable” as used in this opinion means that the obligations assumed by the Guarantors under the Opinion Document are of a type which the Gibraltar courts could enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy

(c)	where obligations are to be performed in a jurisdiction outside Gibraltar, they may not be enforceable in Gibraltar to the extent that performance would be illegal under the laws of that jurisdiction; and

(d)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences.

8.	TERMS ON WHICH OUR OPINION IS GIVEN

Our liability to you under or in connection with our engagement shall be limited to that proportion of the total losses, damage, costs or expenses (after taking into account your contributory negligence, if any) determined having regard to the extent of our responsibility for them. If you are being advised by one of several professionals and a limitation of liability has been agreed by you in relation to one or more of them, you agree that the liability of ISOLAS LLP to you will be reduced to the extent of any contribution which ISOLAS LLP would otherwise have been entitled to recover from any other advisor but which we are unable to recover as a result of you having agreed a limitation of liability with that other advisor.

You agree with us (for our own benefit and for the benefit of any person who is or was a Partner of ISOLAS LLP, one of our associates or employees, or an employee or any of our subsidiary undertakings (each a “connected person”)) that ISOLAS LLP alone should be liable to you and that no connected person will be personally liable to you (whether in contract, tort (including negligence) or otherwise).

You agree that the maximum aggregate liability to you of ISOLAS LLP whether in contract, tort (including negligence) or otherwise shall not exceed the higher of:

(a)	the minimum level of cover required from us; or

(b)	the amount which would be recoverable by us under our professional indemnity insurance if your claim had been satisfied in full (less any amount that, through no fault of ours, we are unable to recover). Details of our professional indemnity insurance are available on written request.

Reliance

8.1	This opinion is solely for your benefit and solely for the purpose of the Opinion Document and may only be relied upon by the addressees to this opinion except that (i) this opinion may be delivered to, and relied upon, the Company, ENSCO and their respective successors and permitted assigns, as well as such authorities with which the Opinion Document are to be filed.

8.2	A copy of this opinion may be provided for the purpose of information only to:

(a)	The Addressee’s professional advisers, auditors, regulators, insurers and re-insurers;

(b)	any one or more of the Addressee’s affiliates (and directors, officers and employees thereof) and its professional advisers, auditors and regulators; and

(c)	in response to applicable law, regulation, court order or pursuant to the rules or regulations of any applicable supervisory or regulatory body since we understand that they may wish to know that an opinion has been given and to be made aware of its terms, but only on the basis that it will not be relied upon by any such person, no such person may provide a copy of this opinion to any other person and it will not be quoted or referred to in any public document or filed with anyone without our written consent.

8.3	Except as provided in paragraphs 8.1 and 8.2 above or where required by any relevant law or regulation or in connection with any legal proceedings in relation to the Opinion Document, this opinion is not to be transmitted to anyone nor is it to be relied upon by anyone or for any other purpose or quoted or referred to in any public document or filed with anyone without our written consent. We accept no responsibility or legal liability to any person other than the parties referred to in paragraph 8.1 above in relation to the contents of this opinion.

8.4	The courts of Gibraltar will have exclusive jurisdiction to settle any dispute between us (including claims for set-off and counterclaims) in relation to this letter. You and we irrevocably agree to submit to their exclusive jurisdiction and irrevocably waive any objection to any action or proceeding being brought in those courts or any claim that any such action or proceeding has been brought in an inconvenient forum.

Consent to referencing our firm on the Registration Statement

8.5	We hereby consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement as follows:

“Certain legal matters will be passed upon for us by […] Isolas LLP with respect to Gibraltar law, […]. Any underwriters, dealers or agents will be advised about other issues relating to any offering by their own legal counsel named in the applicable prospectus supplement”

8.6	We hereby consent and to the use of this opinion letter as an exhibit to the Registration Statement.

8.7	In giving these consents at paragraph 8.5 and 8.6, we do not admit that we are within the category of persons whose consent is required by section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the U.S. Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act or the rules and regulations promulgated thereunder.

8.8	We are aware that Gibson, Dunn & Crutcher LLP will rely as to matters of Gibraltar law on this opinion in rendering its opinions to you to be filed with the Registration Statement and we authorise them to so rely.

Yours faithfully

/s/ ISOLAS LLP

ISOLAS LLP

ANNEX 1

[ISOLAS LLP Legal Opinion dated 30 April 2021]

BARRISTERS & SOLICITORS ISOLAS LLP Portland House Glacis Road, GX11 1AA, Gibraltar Tel +350 2000 1892 www.gibraltarlawyers.com

Our Ref: CCH/MA/MM/E150.1

To WILMINGTON SAVINGS FUND SOCIETY, FSB,

acting in its capacity as DIP Agent

(the “Addressee”)

30 April 2021

Dear Sirs,

1.       INSTRUCTIONS

We have acted as Gibraltar legal advisers to the Companies (as defined below) in connection with:

(a)	A Gibraltar law governed security agreement in favour of Wilmington Savings Fund Society, FSB, in its capacity as administrative agent and collateral agent on behalf of the Secured Parties (as such term is defined therein) (the “Security Agreement”);

(b)	A New York law governed indenture made by and among (1) Valaris Limited, a Bermuda company, (2) the guarantors described therein, including the Company, and (3) Wilmington, as Trustee and as First Lien Collateral Agent (as such terms are defined therein) (the “Indenture”);

(c)	A New York law governed, collateral agency agreement by and among (1) Valaris Limited, (2) the Company as a Grantor, and (3) Wilmington its capacities as Trustee, as Parity Lien Representative, as First Lien Collateral Agent and as Security Trustee (as such terms are defined therein) (the “Collateral Agency Agreement”);

(d)	A New York law governed security agreement between, among others, the Company and Wilmington as First Lien Collateral Agent (the “U.S. Security Agreement”);

(e)	A New York law governed subordination agreement by, among others, Valaris Limited and the Company and in favour of Wilmington, as First Lien Collateral Agent, and the Parity Lien Secured Parties (as defined therein) (the “Subordination Agreement”);

(f)	A New York law governed global intercompany note, by and among Valaris Limited and all wholly owned subsidiaries (the “Global Intercompany Note”);

(g)	An English law governed global deed of release, between among others, the Company and Wilmington (the “Global Deed of Release”);

(h)	A Deposit Account and Sweep Investment Control Agreement made by and among (1) the companies listed on Schedule A therein, including the Company, (2) Wilmington, as agent and Secured Party (as defined therein) and (3) Wells Fargo Bank, National Association (the “DACA”), governed by and to be construed in accordance with the laws of the state in which the office of Wells Fargo Bank, National Association that maintains the Collateral Accounts (as defined therein) is located.

ISOLAS LLP is a limited liability partnership registered in Gibraltar under number 00001 with its registered office at Suite 23, Portland House, Glacis Road, Gibraltar

The word “partner” is used to refer to a member of ISOLAS LLP, or an employee or consultant with equivalent standing and qualifications

(i)	The following additional documentation to be entered into by the following entities (the “Vessel Companies”) as owners of the following vessels (the “Vessels”) appearing beside their name in the below table:

Company Name	Vessel Name(s)
Great White Shark Limited	Charles Rowan, Official Number 2871 Arch Rowan, Official Number 2872
Green Turtle Limited	Bob Palmer, Official Number 4773 Rowan Middletown, Official Number 2873 Bess Brants, Official Number 4529 Earnest Dees, Official Number 4962
Rowan Drilling (Gibraltar) Limited	Rowan EXL-I, Official Number 3727
Rowan N-Class (Gibraltar) Limited	Rowan Stavanger, Official Number 4154 Rowan Viking, Official Number 4075
Rowan Offshore (Gibraltar) Limited	Rowan Mississippi, Official Number 3147

a.	A general power of attorney (the “Power of Attorney”) for the purposes of section 9 of the Powers of Attorney Act to be entered into by each Vessel Company, whereby each Vessel Company appoints certain individuals (as described therein) of Seward & Kissel LLP, of One Battery Park Plaza, New York, New York, 10004 USA, each acting singly, its true and lawful attorney-in-fact in connection with the granting by each Vessel Company of first preferred mortgages over their respective vessels (the “Vessel Mortgages”);

b.	A New York law governed vessel security agreement made by and among the companies listed on Schedule 1 therein, including the Vessel Companies and Wilmington (the “Vessel Security Agreement”)

(j)	A Gibraltar law governed share charge in favour of Wilmington Savings Fund Society, FSB, in its capacity as administrative agent and collateral agent on behalf of the Secured Parties (as such term is defined therein) by RDC Malta Limited as chargor in respect of the shares of Rowan N-Class (Gibraltar) Limited (the “RDC Malta Share Charge”); and

(k)	A Gibraltar law governed share charge in favour of Wilmington Savings Fund Society, FSB, in its capacity as administrative agent and collateral agent on behalf of the Secured Parties (as such term is defined therein) by Rowan International Rig Holdings S.à.r.l as chargor in respect of the shares of Green Turtle Limited (the “Rowan International Share Charge”).

Hereinafter the documents at paragraphs 1(a) to 1(i) above are referred to as the “Transaction Documents” and the RDC Malta Share Charge and Rowan International Share Charge are referred to as the “Share Charges”.

2.       REQUEST FOR OPINION

This opinion is being delivered to the Addressee in connection with the Transaction Documents and the Share Charges.

3.       DEFINITIONS & INTERPRETATION

3.1.	Headings and sub-headings are used in this opinion for ease of reference only, and do not affect its interpretation.

3.2.	References in this opinion to any law, statute or regulations are to such law, statute or regulations as amended or supplemented at the date hereof.

3.3.	Save where the context otherwise requires, a reference in this opinion to a paragraph number shall be a reference to such numbered paragraph in this opinion.

3.4.	Reference in this opinion to a Company shall relate to each one of the following:

(i)	Great White Shark Limited
(ii)	Green Turtle Limited
(iii)	Ralph Coffman Limited
(iv)	Rowan Drilling (Gibraltar) Limited
(v)	Rowan N-Class (Gibraltar) Limited
(vi)	Rowan Norway Limited
(vii)	Rowan Offshore (Gibraltar) Limited
(viii)	Marine Blue Limited
(ix)	Rowan Drilling Services Limited
(x)	Rowan US Holdings (Gibraltar) Limited

3.5.	Any word not expressly defined in this opinion will bear the same definition given to it in the Transaction Documents and/or the Share Charges.

4.       EXAMINATION & ENQUIRIES

4.1.	For the purpose of issuing this opinion we have examined the Transaction Documents and the Share Charges.

4.2.	In addition, we have:-

(a)	Examined the public records of each Company on file and available for inspection at the Companies Registry in Gibraltar on 30 April 2021; and

(b)	made Searches at the Supreme Court Registry of Gibraltar to ascertain whether there is any petition on file for the winding up or liquidation of any of the Companies on 30 April 2021 in respect of each Company.

4.3.	We have also examined:-

(a)	copies of the Memorandum and Articles of each Company supplied to us by Trilex Services Limited on 29 April 2021;

(b)	a director certificate of each Company dated 30 April 2021 relating to certain questions of fact in relation to the Company (the “Director Certificate”);

(c)	copies of Resolutions of the directors of each Company dated 30 April 2021 in relation to the Transaction Documents and the Share Charges (the “Directors’ Resolutions”) each as referred to in the Directors’ Certificate;

(d)	copies of Resolutions of the members of each Company dated 30 April 2021 in relation to various matters connected with the Transaction Documents and the Share Charges (the “Members’ Resolutions”);

(e)	a copy of the Certificate of Incorporation of each Company supplied to us by Trilex Services Limited on 29 April 2021; and

(f)	Certificates of Good Standing dated in respect of each Company dated as at the date of this opinion.

4.4.	We have made no searches or enquiries concerning, and have examined no documents entered into by or affecting, any of the Companies or any other person, or any corporate records of the aforesaid, save for those searches, enquiries, documents or corporate records expressly specified in this opinion as having been made or examined.

4.5.	We have taken no steps to investigate or verify and express no opinion on the accuracy of the statements made in the Directors’ Certificate.

5.       ASSUMPTIONS

In our examination of the Transaction Documents and the Share Charges and in the examinations referred to in paragraphs 4.2, 4.3 and 4.4, above and in delivering this opinion, we have assumed with your consent:

Veracity And Bona Fides

5.1.	The genuineness and authenticity of all signatures on all documents, the authenticity and completeness of all original documents and the conformity to original documents of all documents produced to us as photocopies or facsimile copies;

5.2.	that where we have examined a document in draft or specimen form it has been executed in the form of the most recent draft or specimen submitted to us;

5.3.	the lack of bad faith and absence of fraud, coercion, duress or undue influence on the part of any of the parties to the Transaction Documents and the Share Charges or their respective officers, directors, employees, agents and advisers (with the exception of ISOLAS LLP);

5.4.	the truth, accuracy and completeness at all relevant times of each of the statements contained in the Directors’ Certificate;

5.5.	that the representations and warranties given by each of the parties in the Transaction Documents and the Share Charges (if any) are and will be when made or repeated or when deemed made or repeated, as the case may be, true and accurate in all respects and that such representations and warranties were at all relevant times true and accurate;

Corporate Power, Authorisation And Execution of Transaction Documents

5.6.	that the directors of each party to the Transaction Documents and the Share Charges, in authorising the execution of the Transaction Documents and the Share Charges and authorising the entry into of the transactions contemplated by the Transaction Documents and the Share Charges have exercised their powers in accordance with their duties under all applicable laws and regulations

5.7.	that the matters described in the Directors’ Resolutions were duly considered and noted as so described, that any opinion or belief of the directors referred to therein was reasonable, and that each of such Resolutions was duly adopted are in full force and effect at the date hereof and has not been revoked, superseded or amended as confirmed by the Directors’ Certificate;

5.8.	that each of the parties to the Transaction Documents and the Share Charges (other than the Companies) is duly incorporated and organised, validly existing and, where relevant, in good standing under the laws of its jurisdiction of incorporation and of the jurisdiction of its principal place of business or equivalent;

5.9.	that the execution, delivery and performance of the Transaction Documents and the Share Charges is within the capacity and powers of each of the parties thereto (other than the Companies);

5.10.	that execution and delivery of the Transaction Documents and the Share Charges has been duly and validly authorised by each of the parties thereto in accordance with all applicable laws and regulations (other than, in the case of the Companies and the laws and regulations of Gibraltar) and such authorisations have not been revoked or varied and that the Transaction Documents and the Share Charges has been duly and validly executed and delivered by each of the parties thereto in accordance with all applicable laws and regulations and relevant authorisations;

Solvency

5.11.	that, on the completion of the transaction herein as envisaged in respect of the Companies:-

(a)	no creditor to whom any Company is indebted in a sum exceeding £750 has served a written demand on such company requiring such company to pay such sum which such Company for three weeks thereafter neglected to pay or to secure or compound for it to the reasonable satisfaction of the creditor;

(b)	no execution or other process issued on a judgment, decree or order of any court in favour of a creditor of any Company remains unsatisfied in whole or in part;

(c)	that no Company is and will not become, as a consequence of entering into or doing any act or thing which the Transaction Documents or the Share Charges contemplates, permits or requires such company to do, unable to pay their debts as they fall due;

(d)	the value of the assets of each Company is and will remain immediately after completion of the Transaction Documents and the Share Charges no less than the value of its liabilities, taking into account its contingent and prospective liabilities and there is no reason for believing that this state of affairs will not continue;

(e)	no application or petition for the making of a winding up order has been made or presented in relation to any of the Companies;

(f)	no receiver has been appointed in relation to any of the assets or undertakings of any Company;

(g)	no step has been taken with respect to the liquidation of any Company;

(h)	no meetings of the shareholders of any Company have been called, nor have any resolutions been passed or been deemed to have been passed by the shareholders of any of the Companies, in order to wind up any of the Companies;

(i)	the guaranteeing, indemnifying or securing, as appropriate of obligations under the Transaction Documents or the Share Charges, will not cause any borrowing, guaranteeing, indemnity, securing or other similar limit binding on the Companies to be breached or exceeded;

(j)	the execution of the Transaction Documents by each of the Companies does not and will not violate or infringe any Court order or proceedings to which the Companies are or may be subject to; and

(k)	the execution of the Share Charges by any of the parties thereto does not and will not violate or infringe any Court order or proceedings to which such parties, the Companies are or may be subject to; and

(l)	no petition for the winding-up of any Company has been presented at the Supreme Court of Gibraltar or in any other jurisdiction.

5.12.	that, in respect of the transactions contemplated by, referred to in, provided for or effected by the Transaction Documents and the Share Charges;

(a)	each of the parties entered into the same in good faith, for the purpose of carrying on its business;

(b)	each of the parties entered into the same on arm’s length commercial terms;

(c)	each of the parties had reasonable grounds for believing that the same would benefit such party;

(d)	the Companies and each of the parties to the Transaction Documents and the Share Charges will each derive commercial benefit from entering into the Transaction Documents and the Share Charges as applicable and participating in the transactions envisaged thereby; and

(e)	the Companies and each of the parties to the Share Charges have each derived sufficient consideration from entering into the Transaction Documents and the Share Charges as applicable.

Approvals & Consents

5.13.	that all consents, exemptions, licenses, approvals or authorisations of any person required in relation to the transactions contemplated by the Transaction Documents and the Share Charges, the execution and delivery of the Transaction Documents and the Share Charges and the performance and observance of the terms thereof by the parties thereto (other than such consents, exemptions, licences, approvals or authorisations required under the laws and regulations of Gibraltar) have been obtained and are in full force and effect at the date of this opinion;

Cross Default

5.14.	that none of the transactions contemplated by the Transaction Documents and the Share Charges will infringe the terms of, or constitute a default under, any trust deed, debenture, agreement or other instrument or obligation to which the any of the parties thereto is a party or bound (other than the Memorandum and Articles of Association of the Companies) or by which any of their property, undertaking, assets or revenues are bound;

Searches of Public Registries

5.15.	that the information disclosed in relation to each Company by our searches referred to in subparagraphs 4.2.(a) and 4.2.(b) was then accurate and remains accurate at the date of this opinion, that such searches did not fail to disclose any information which had been delivered for registration but did not appear from the information available at the time of our searches;

Changes to the Law

5.16.	to the extent that any opinion is expressed in relation to any agreement or transaction under or in connection with the Transaction Documents and the Share Charges taking place, or any other matter occurring, after the date hereof, that:-

(a)	the law as at the date hereof remains unchanged and that the assumptions and qualifications as set out in this opinion continue to apply as at the relevant date;

(b)	the form of any such agreement or transaction is not different in any respect from those entered into on or before the date hereof and examined by us; and

(c)	if a Company is a party to the relevant agreement or transaction, the contents of the Directors’ Certificate remain true, accurate and complete as if given on the date on which any such agreement becomes effective or any such transaction is entered into;

Transaction Documents and the Share Charges

5.17.	that the terms of the Transaction Documents and the Share Charges and the procedures set out therein are and will continue to be observed by each of the parties thereto and that all other terms and conditions of all consents, exemptions, licences, approvals and authorisations are observed and performed by the Companies at all times;

5.18	that the Transaction Documents and the Share Charges when duly executed and delivered by the parties thereto constitutes the legal, valid and binding obligations of each of the parties thereto enforceable in accordance with its terms in accordance with the laws by which they are expressed to be governed and in accordance with all other relevant laws and regulations (other than the laws and regulations of Gibraltar) and is enforceable in accordance with its terms under all relevant laws and regulations (other than the laws and regulations of Gibraltar);

5.19.	that there are no provisions of the laws or regulations of any jurisdiction (other than the laws and regulations of Gibraltar) which would be contravened by the execution or delivery of the Transaction Documents and the Share Charges or the effecting of the transactions contemplated thereby and that none of the opinion expressed hereunder will be affected by such laws and regulations (including public policy);

5.20.	that the Transaction Documents and the Share Charges, to the extent that it is required to be filed, recorded or enrolled with any court, authority or agency under any applicable law or regulations (other than the laws and regulations of Gibraltar) has been so filed, recorded and enrolled and that any stamp, registration or other similar tax required to be paid in respect thereof in accordance with any applicable law or regulation (other than the laws and regulations of Gibraltar) has been so paid or shall be so paid within any applicable time limit;

5.21.	that none of the Companies or any of the parties to the Share Charges have mortgaged, assigned, charged, pledged, sold or otherwise created or permitted to arise any form of security interest, lien or other third party interest over any of the collateral in respect of any security which may be granted pursuant to the Transaction Documents or the Share Charges ;

5.22	that each of the Companies remain in good standing as at today’s date;

5.23	that the results of the searches carried out on 30 April 2021 as set out in paragraph 4.2 above remain the same as at today’s date;

Choice of Law

5.24	that the choice of law expressed as the governing law of the Transaction Documents and the Share Charges is a bona fide, legal, valid and binding selection which will be upheld, recognised and given effect to by the courts of all applicable jurisdictions other than the courts of Gibraltar.

Other than our enquiries and examinations referred to in paragraph 4.2 and 4.3, we have not made any investigation with respect to the matters that are the subject of the assumptions set out in this paragraph 5 of this opinion.

6.       OPINION

On the basis of and subject to the foregoing and subject to the qualifications set out below and subject to any factual matters, documents or events not disclosed to us and having regard to Gibraltar law in force at the date of this opinion, we are of the opinion that:

Corporate Existence, Powers, Authorisation, Execution And Validity

6.1.	Each Company is a company duly incorporated, in good standing and validly existing under the laws of Gibraltar;

6.2.	Each Company has the requisite corporate capacity, power and authority to enter into, exercise its rights under and perform its obligations under the Transaction Documents;

Solvency

6.3.	the searches made in relation to each Company as referred to in sub-paragraph 4.2 (a) and (b) revealed:

(a)	no order or resolution for the winding up of any Company; and

(b)	no notice of appointment of a liquidator in respect of any Company;

Documents

6.4.	the execution and delivery of the Transaction Documents has been duly authorised by all necessary corporate action on the part of each Company;

6.5.	the execution and delivery of the Transaction Documents and the performance of the obligations of each Company thereunder will not contravene any provision of the Memorandum and Articles of Association of any such Company;

Approval & Consents

6.6.	no consents, licences, approvals or authorisations of any governmental, judicial or other public authority or agency in Gibraltar are required by law or regulation of Gibraltar in connection with the execution, delivery, performance, validity or enforceability of the Transaction Documents;

6.7.	no filing or registration of any of the Transaction Documents is necessary under Gibraltar law in order to ensure the legality, validity, enforceability or admissibility in evidence of any of the Transaction Documents in Gibraltar other than in relation to the Transaction Documents which must be registered as a charge against each Company within 30 days of the execution of the same;

6.8.	there are no registration, stamp or other duties or fees required to be paid on or in relation to the Transaction Documents, save in respect of the payment of court fees in the event of litigation before the courts of Gibraltar;

No adverse consequences/qualification to do business

6.9.	it is not necessary under the laws of Gibraltar that the Addressee should be licenced, qualified or otherwise entitled to carry on business in Gibraltar, either (i) in order to enable the Addressee to enforce their rights under the Transaction Documents or (ii) by reason of the execution of the Transaction Documents or the performance by each party of their obligations thereunder;

6.10.	the Addressee is not and will not be deemed to be resident, domiciled or carrying on business in Gibraltar, and will not breach any law or regulations in force in Gibraltar or become liable to tax in Gibraltar, by reason only of the execution and performance of the Transaction Documents; and

Chapter 11 Proceedings

6.11.	We have been informed by KIRKLAND & ELLIS LLP of 601 Lexington Avenue, New York, NY 10022 acting in their capacity as US counsel for the Companies, that the Companies are subject to chapter 11 bankruptcy proceedings in the United States of America. We do not know and do not express any opinion on the effect on each Company of the said chapter 11 proceedings on their ability to transact business or whether the said proceedings render the Companies insolvent as a matter of Gibraltar law. For the purposes of this opinion we have assumed that each of the Companies are solvent and we have assumed that the said Chapter 11 proceedings do not impact on the Companies in any way. Should the said chapter 11 proceedings impact on the solvency of the Companies or their ability to conduct businesses the transactions contemplated by the Transaction Documents or any related documents and/or the security purportedly created by the Transaction Documents are liable to be held voidable transactions under the Insolvency Act 2011 and be set aside.

Share Charges

6.12 the Share Charges create valid security interests under Gibraltar law, in accordance with their respective terms.

7.       QUALIFICATIONS

This opinion is subject to the following qualifications:-

7.1.	the searches of each Company referred to in sub-paragraph 4.2(a) is not conclusively capable of revealing whether or not:-

(a)	a winding up order has been made or resolution passed for the winding up of any such Company; or

(b)	an order has been made or a resolution passed appointing a liquidator in respect of any such Company,

since notice of these matters might not be filed with the Registrar of Companies in Gibraltar immediately (or at all) and, when filed, might not be entered on the public records of the Company immediately;

7.2.	the enquiries at the Supreme Court referred to in sub-paragraph 4.2(b) relate only to the issue whether a Company is in liquidation or not. There is no formal procedure for determining whether a company has otherwise become insolvent as defined in the Insolvency Act 2011;

7.3.	the choice of law expressed to govern the Transaction Documents and the Share Charges would not be recognised or upheld if the choice of law was not bona fide and legal or if there were reasons for avoiding the choice of law on the grounds of public policy. The choice of law would not be upheld, for example, if it was made with the intention of evading the law of the jurisdiction with which the transaction had its most substantial connection and which law in the absence of such choice would have invalidated the transaction or been inconsistent therewith;

7.4.	a Gibraltar court may decline to accept jurisdiction in an action where it determines that a court of competent jurisdiction has already made a determination of the relevant matter or where there is litigation pending in respect thereof in another jurisdiction or it may stay proceedings if concurrent proceedings are instituted elsewhere;

7.5.	a Gibraltar court has power to stay an action or decline to accept jurisdiction where it is shown that there is some other forum, having competent jurisdiction, which is more appropriate for the trial of the action, that is, a forum in which the case can be tried more suitably for the interests of all the parties and the ends of justice, and where staying the action is not inconsistent with the Rules of the Supreme Court;

7.6.	the Supreme Court of Gibraltar can give judgments in currencies other than sterling if, subject to the terms of the contract, it is the currency that most fairly expresses the Claimant’s loss;

7.7.	under the rules of procedure applicable, a Gibraltar court may in its discretion order a claimant in an action, being a party who is not ordinarily resident in Gibraltar, to provide security for costs;

7.8.	a determination, designation, calculation or certificate of any part to any of the Transaction Documents and the Share Charges as to any matter provided for therein might, in certain circumstances, be held by the Gibraltar court not to be final, conclusive and binding (if, for example, it could be shown to have been reached on an unreasonable or arbitrary basis or not to have been reached in good faith) notwithstanding the provisions of the Transaction Documents and the Share Charges;

7.9.	any provision of the Transaction Documents and the Share Charges providing for the payment of moneys consequent on the breach of any provision thereof by any person expressed to be a party thereto, whether to be expressed by way of penalty, additional interest, liquidated damages or otherwise, would be unenforceable in Gibraltar if such provision were held to constitute a penalty and not a genuine and reasonable pre-estimate of the loss likely to be suffered as a result of the breach in question;

7.10.	the effectiveness of any provision of the Transaction Documents and the Share Charges releasing or exculpating any party from, or limiting or excluding, a liability or duty otherwise owed may be limited by law, and confidentiality obligations may be overridden by the requirements of legal process or other applicable laws or regulations;

7.11.	in some circumstances, a Gibraltar court may not give effect to a provision in the Transaction Documents and/or the Share Charges which attempts to make one or more provisions of that Transaction Documents and/or Share Charge severable from other provisions therein in particular if to do so would not accord with public policy or would involve the court in making a new contract for the parties;

7.12.	the Supreme Court of Gibraltar may refuse to give effect to any provisions of an agreement or undertaking (i) for the payment or reimbursement of, or indemnity against, the costs and expenses of enforcement (actual or contemplated) or of unsuccessful litigation brought before a Gibraltar or foreign court or where the court has itself made an order for costs or (ii) which would involve the enforcement of foregoing revenue or penal or other public laws or (iii) which would be inconsistent with the ordinary public policy of Gibraltar law;

7.13.	the opinion expressed in paragraph 6 are subject to the doctrine expressed in the English case of Russell v Northern Bank Development Corp Limited and others [1992] 1 WLR 588 (which would be persuasive authority in the courts of Gibraltar) that a provision of a contract restricting the exercise of a statutory power to, for example, alter a company’s Memorandum and Articles of Association, or increase its share capital, is of no effect;

7.14.	under Gibraltar law, the enforcement of the obligations of each Company under the Transaction Documents may be limited by general principles of equity and public policy and applicable bankruptcy, insolvency, administration, reorganisation, moratorium or receivership and other laws relating to the enforcement of creditors’ rights generally.

Fraudulent Preference

7.15.	under section 249 of the Insolvency Act 2011 any conveyance, mortgage, delivery of goods, payment, execution or other acts relating to the property of a Company which would, if made or done by or against an individual be deemed in his bankruptcy a fraudulent preference, shall, if made or done by or against any such Company be deemed, in the event of it being wound up a fraudulent preference of its creditors, invalid accordingly;

General

7.16.	save as expressly set out herein, we offer no opinion in relation to any representation or warranty made or given by any party in the Transaction Documents or the Share Charges;

7.17.	we offer no opinion as to the title or interest of any Company or any party to or in, or the existence of, any property or assets the subject of the Transaction Documents or the Share Charges;

7.18.	we offer no opinion as to whether the acceptance, execution or performance of a Company's obligations under the Transaction Documents will result in a breach or infringement of any other agreements, deeds, or documents (other than the Memorandum and Articles of Association of the Company) entered into or binding on any such Company;

7.19.	in order to maintain a Gibraltar company in good standing under the laws and regulations of Gibraltar, an annual return must be made, together with the payment of an annual fee, to the Registrar of Companies in Gibraltar within 30 days of the anniversary of the company’s incorporation or, if the company’s last return was made up to a different date, on the anniversary of that date, and following our review of the certificates of good standing that each Company has delivered to us as outlined in paragraph 4.3(f) above, such requirement has been complied with;

7.20.	there is in Gibraltar a Register of Charges that is open to public inspection and in addition all Gibraltar companies are obliged by law to file accounts annually in the form provided by statute; and

7.21.	under the Financial Services (Moneylending) Act of Gibraltar (the “Moneylending Act”) any loan that bears interest in excess of the rate of 25% per annum is presumed under the terms of that Act to be excessive and therefore the transaction deemed to be harsh and unconscionable but the terms of the Moneylending Act do not apply to any person bona fide carrying on the business of banking or insurance, accordingly, subject to the provisions of that Act, there are no usurious or interest limitation laws applicable in Gibraltar.

8.       TERMS ON WHICH OUR OPINION IS GIVEN

Our liability to you under or in connection with our engagement shall be limited to that proportion of the total losses, damage, costs or expenses (after taking into account your contributory negligence, if any) determined having regard to the extent of our responsibility for them. If you are being advised by one of several professionals and a limitation of liability has been agreed by you in relation to one or more of them, you agree that the liability of ISOLAS LLP to you will be reduced to the extent of any contribution which ISOLAS LLP would otherwise have been entitled to recover from any other advisor but which we are unable to recover as a result of you having agreed a limitation of liability with that other advisor.

You agree with us (for our own benefit and for the benefit of any person who is or was a Partner of ISOLAS LLP, one of our associates or employees, or an employee or any of our subsidiary undertakings (each a “connected person”)) that ISOLAS LLP alone should be liable to you and that no connected person will be personally liable to you (whether in contract, tort (including negligence) or otherwise).

You agree that the maximum aggregate liability to you of ISOLAS LLP whether in contract, tort (including negligence) or otherwise shall not exceed the higher of:

(a)	the minimum level of cover required from us; or

(b)	the amount which would be recoverable by us under our professional indemnity insurance if your claim had been satisfied in full (less any amount that, through no fault of ours, we are unable to recover). Details of our professional indemnity insurance are available on written request.

Reliance

8.1	This opinion is solely for your and the DIP Lenders’ benefit benefit and solely for the purpose of the Transaction Documents and may only be relied upon by the addressees to this opinion except that (i) this opinion may be delivered to, and relied upon, your (and the DIP Lenders) respective successors and permitted assigns under the Transaction Documents.

8.2	A copy of this opinion may be provided for the purpose of information only to:

(a)	your (and the DIP Lenders’) professional advisers, auditors, regulators, insurers and re-insurers;

(b)	any one or more of your affiliates (and directors, officers and employees thereof) and their professional advisers, auditors and regulators; and

(c)	in response to applicable law, regulation, court order or pursuant to the rules or regulations of any applicable supervisory or regulatory body since we understand that they may wish to know that an opinion has been given and to be made aware of its terms, but only on the basis that it will not be relied upon by any such person, no such person may provide a copy of this opinion to any other person and it will not be quoted or referred to in any public document or filed with anyone without our written consent.

8.3	Except as provided in paragraphs 8.1 and 8.2 above or where required by any relevant law or regulation or in connection with any legal proceedings in relation to the Transaction Documents, this opinion is not to be transmitted to anyone nor is it to be relied upon by anyone or for any other purpose or quoted or referred to in any public document or filed with anyone without our written consent. We accept no responsibility or legal liability to any person other than the parties referred to in paragraph 8.1 above in relation to the contents of this opinion.

8.4	The courts of Gibraltar will have exclusive jurisdiction to settle any dispute between us (including claims for set-off and counterclaims) in relation to this letter. You and we irrevocably agree to submit to their exclusive jurisdiction and irrevocably waive any objection to any action or proceeding being brought in those courts or any claim that any such action or proceeding has been brought in an inconvenient forum.

Yours faithfully

/s/ ISOLAS LLP

ISOLAS LLP